Exhibit 10.2

PRODUCT DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”) is made on the 1st day of May, 2008 (hereafter, the “Effective Date”), by and between SUNCOAST NUTRICEUTICALS, INC. (hereinafter, “Supplier”) whose address is 14404 North Road, Loxahatchee, FL 33470; and
 BETWEEN THE LINES, INC. (hereafter, “Distributor”) whose address is 237 Railroad Avenue, Tannersville, NY 12485

RECITALS

A.
Supplier has created and markets certain all-natural sun care and skin care Products with various brand names and trademarks (hereafter, “Products”) which are proprietary to Supplier, and which are set forth in Schedule “A” annexed hereto.

B.	Distributor desires that Supplier appoint Distributor as Supplier’s exclusive distributorin the following market:
ALL RETAIL AND WHOLESALE CRUISE SHIP SALES ORIGINATING IN THE UNITED STATES, AND ALL NON-CRUISE SHIP SALES ORIGINATING OUTSIDE THE UNITED STATES, ITS TERRITORIES AND POSSESSIONS, CANADA, AND MEXICO.

C.	Supplier and Distributor also desire that Distributor utilize specific agreed channels of distribution as more particularly set forth herein.

NOW, THEREFORE, in consideration of their mutual promises set forth below and other valuable consideration, the parties agree as follows:

1.	SCOPE OF AGREEMENT

1.1           Definitions. As used in this Agreement, the following terms shall have the following meanings:

a.     “Contract Year” means any given twelve-month period ending on an anniversary of the Effective Date.

b.     “Product(s)” means Supplier’s product(s) set forth in Schedule “A” and any new or improved versions of the product(s) introduced by Supplier from time to time.

1.2           Exclusivity. Supplier hereby appoints Distributor as Supplier’s exclusive distributor in the defined markets set forth in Recital “B” above, and as a non-exclusive distributor in all other markets.

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This Agreement does not grant to Distributor any rights with respect to the distribution and sale of the Products in any market other than that defined above. The exclusive right granted Distributor to distribute and sell Products to the markets set forth herein is expressly made subject to Section 2.1.a below. Distributor acknowledges and agrees that Supplier has retained for itself and/or granted to others the rights to distribute and sell the Products in markets other than that granted Distributor herein.

Accordingly, Distributor agrees (i) not to distribute or sell Products except in the market area defined in 1.2, above, through Distributor’s agreed distribution channels and (ii) to require that each Distributor contractor, agent, representative, and/or sub-distributor selling or handling Products (“Sub-distributors”) will comply with the limitations and restrictions imposed by this Section 1.2; and (iii) to take all reasonable steps to enforce such limitations and restrictions on the Sub-distributors.

Distributor’s failure to comply with any of the provisions of this Section 1.2 shall be a material breach of this Agreement.

1.3           Independent Contractors. Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors.

1.4           No Other Terms and Conditions. The parties acknowledge and agree that any terms and conditions of any purchase order, sales acknowledgement or other document submitted to the other by either party which conflict with the terms and conditions of this Agreement shall be of no force or effect, and the terms and conditions hereof control and supersede such conflicting documents and any course of conduct or usage of the trade inconsistent with any of the terms and conditions hereof.

2.	PURCHASE AND SALE OF PRODUCT.

2.1           Purchase and Sale. Subject to the terms and conditions set forth herein, Supplier agrees to sell and Distributor agrees to purchase Products in accordance with Distributor’s purchase orders and this Agreement. In this regard:

a.  Distributor agrees to purchase and take delivery of not less than the following minimum quantity of Products (at wholesale price) in each Contract Year:

Contract Year	Purchase Requirement

1st Contract Year	$500,000
2nd Contract Year	$1,000,000
3rd - 5th Contract Years	$2,000,000
Subsequent Periods	$2,500,000

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The foregoing minimum purchase requirement will be satisfied for any given Contract Year if Distributor’s aggregate purchases of Product  equals or exceeds the minimum number for that Contract Year. If Distributor fails to meet or exceed the foregoing minimum purchase requirement in any given Contract Year, then, as Supplier’s sole remedy, Supplier may elect, by written notice to Distributor (i) to terminate this Agreement or (ii) to make non-exclusive for all purposes the sales and distribution rights granted Distributor by Section 1.2.

b.  All Products will be sold under Supplier’s trademarks and trade-names only, using Supplier’s trade dress, and Supplier will retain all proprietary rights in and to the same.

2.2           Purchase Orders and Forecasts. Within ten (10) days following the execution of this Agreement, Distributor shall provide Supplier with an initial six (6) months firm purchase order for the purchase of Products and a forecast of its Product requirements for the seventh (7th) through twelfth (12th) months thereafter divided on a monthly basis.   Commencing with the fourth (4th) month of the first Contract Year and continuing thereafter, Distributor will provide Supplier, on or before the last day of each calendar month during the term of this Agreement, an additional firm purchase for Products for the third full calendar month thereafter and a revised or supplemental forecast of Product requirements for the fourth (4th) through ninth (9th) months thereafter (unless the term hereof is shorter), it being the intent that (except for the initial six months guaranteed purchase order) in general Distributor will provide three (3) months purchase orders and six (6) months forecasts on a rolling monthly basis during the term of this Agreement. Distributor’s purchase orders for a given month, in order to be conforming, must specify only delivery dates during that month. Distributor’s forecasts are non-binding, but shall be Distributor’s reasonable best estimate of its future Product requirements.

2.3           Acceptance of Purchase Orders. Within ten (10) days of receipt of a purchase order from Distributor, Supplier may request in writing a modification of the Product designations, quantities, delivery dates, and special shipment instructions specified thereon. Supplier’s failure to request a modification or to reject a purchase order within the ten (10) day period shall be deemed an acceptance thereof. Upon actual or deemed acceptance of a purchase order by Supplier, a binding contract for the sale and purchase of Product shall exist between Supplier and Distributor in accordance with this Agreement and Distributor’s purchase order. If Supplier requests modification of any of the aforementioned terms of Distributor’s purchase order, then Distributor shall have ten (10) days following receipt of the request to accept or reject Supplier’s modifications. If Distributor does not respond or object to Supplier’s request within ten (10) days of receipt, the modifications specified thereon shall be deemed accepted by Distributor. Upon Distributor’s actual or deemed acceptance of purchase order modifications by Supplier, a binding contract for the sale and purchase of Products shall exist between Supplier and Distributor in accordance with this Agreement and Distributor’s purchase order as so modified. The foregoing modification procedure shall apply only with the regard to Product designations, quantities, delivery dates, and special shipment instructions. With respect to all other terms, Supplier and Distributor agree that the terms and conditions of this Agreement shall apply to the sale of Product hereunder and cannot be modified or amended except as provided in Section 13.8.

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2.4           Non-Conforming Orders. Supplier will use reasonable commercial efforts to fill non-conforming purchase orders for Products in accordance with Distributor’s requests.

2.5           Shipment. Supplier will ship Product to Distributor to the delivery destination(s) specified in Distributor’s purchase orders, but in no event may Supplier be required to ship to more than TEN different locations within the United States. Supplier shall arrange prepaid insured common carrier transportation of the Products in accordance with Distributor’s instructions, at Distributor’s expense. Supplier may not under-ship or over-ship by more than ten percent (10%) without Distributor’s prior written consent.

2.6           Delivery, Title and Risk of Loss. For purposes of this Agreement, delivery to Distributor will occur when the Products are placed in the possession of the common carrier by Supplier. Title and risk of loss or damage with respect to the Products shall pass to Distributor upon delivery by Supplier.

2.7           Packaging for Shipment. Unless otherwise agreed in advance, all Products shall be packed by Supplier as Supplier reasonably deems appropriate to minimize risk of loss or damage in transit.

3.	CHANNELS OF DISTRIBUTION

3.1           Agreed channels of distribution.  For the term of this Agreement, to include all extensions thereof, the parties specifically agree that Supplier shall have the unqualified right to approve or disapprove the channels of product distribution as proposed by the Distributor.

Within thirty days of the execution of this Agreement and prior to the delivery of any product to Distributor, Distributor shall submit to Supplier a “Proposed Plan of Distribution” of the Product.  Within seven days of receipt, Supplier shall approve or disapprove the “Proposed Plan of Distribution”.  Although it is agreed that Supplier’s approval shall not be unreasonably withheld, if the Supplier disapproves a “Proposed Plan of Distribution”, the Supplier shall specify the basis of it’s disapproval and shall cooperate in reaching agreement as to a “Plan of Distribution”.

4.	PRICES AND PAYMENT.

4.1           Price. The prices for the Products (including volume discounts) for the first twelve (12) months of this Agreement (the first “contract year”) are as set forth on Schedule “C”. Prices do not include applicable sales or use taxes and shipping costs (freight and insurance), which shall be separately stated on Supplier’s invoices and born by Distributor.

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4.2           Price Changes. The prices set forth on Exhibit “C” shall be revised annually, on or before the start of each Contract Year, to reflect any increase or decrease in manufacturing costs for the Products reasonably projected by Supplier for the next Contract Year (in each case, determined in accordance with generally accepted accounting principles, consistently applied), with the first pricing review occurring TWELVE months after the Effective Date of this Agreement. Price changes are not effective unless mutually agreed to in writing (agreement not to be unreasonably withheld if consistent with this Section 4.2), with the change being effective with respect to invoices for shipment during the next ensuing Contract Year.

4.3           Taxes. Distributor shall be responsible for all VAT, sales, use and other similar taxes applicable to Product supplied under this Agreement, unless Distributor provides written proof of exemption.

4.4           Payment. Supplier shall issue invoices for Product on or after the date of shipment. Payment shall be due within thirty (30) days from the date of invoice. A late charge at the rate of one and one-half percent (1½%) per month or the highest rate allowed by law, whichever is lower, shall be applied to the total invoice price for payments not received within sixty (60) days after the date of invoice.

5.	SPECIFICATIONS, QUALITY CONTROL AND ACCEPTANCE.

5.1           Specification Changes. Supplier reserves the right to change the Specifications by written notice to Distributor.

5.2           Quality Assurance. Supplier shall be responsible for ensuring that the Products meet Supplier’s internal quality assurance tests and procedures prior to shipment hereunder.

5.3           Acceptance. Products shipped hereunder shall be subject to acceptance by Distributor within fifteen (15) days of receipt. Distributor shall promptly inform Supplier of any Product rejected as non-conforming and at Supplier’s request shall return non-conforming Products to Supplier, at Supplier’s risk of loss and expense. Products as to which no rejection has occurred within fifteen (15) days shall be deemed accepted.

6.	PRODUCT WARRANTY, DISCLAIMER OF WARRANTIES AND LIMITATION OF LIABILITY.

6.1           Product Warranty. Supplier warrants to Distributor that the Products purchased hereunder shall be free from defects in materials and workmanship and shall conform in all material respect to the Specifications for a period of ninety (90) days from the date of delivery thereof, provided the Product in question has been stored and used in accordance with ordinary industry practices and conditions. SUPPLIER DOES NOT WARRANT THAT THE OPERATION OF THE PRODUCTS WILL BE UNINTERRUPTED OR ERROR FREE.

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6.2           Remedies. In the event that a Product does not comply with the product warranty set out in Section 7.1 and such non-conforming Product is returned to Supplier within the warranty period by Distributor freight prepaid, Supplier will replace such non-conforming Product at no additional charge to Distributor; the replaced Product will be returned to Distributor, freight prepaid.

6.3           Disclaimer of Warranties. The foregoing express warranties are limited to Supplier and are not transferable and are in lieu of any other warranty by Supplier with respect to Products furnished hereunder.

SUPPLIER GRANTS NO OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.4           Limitation of Liability. SUPPLIER SHALL IN NO EVENT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THE SALE OR USE OF ITS PRODUCTS, WHETHER OR NOT SUPPLIER HAS ADVANCE NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. IF SUPPLIER BREACHES ANY PROVISION OF THIS AGREEMENT, DISTRIBUTOR’S SOLE AND EXCLUSIVE MAXIMUM LIABILITY, WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE, SHALL NOT IN ANY EVENT EXCEED THE CONTRACT PRICE FOR THE PARTICULAR PRODUCTS. The foregoing limitation of liability will not apply to the payment of costs and damage awards referred to in Section 7, Indemnification.

6.5	Distributor assumes full responsibility for its selection of the Products specified herein and any other equipment, programs or services used with the Products, their use, and results obtained therefrom.

6.6           Within SEVEN days of the execution of this Agreement and prior to the delivery of any product to Distributor, Distributor shall submit to Supplier a policy of liability insurance for general and Products liability in full force and effect for a period of one year with the Supplier named as a co-insured and providing for notice to Supplier in the event the policy is canceled for any reason.

7.	INDEMNIFICATION.

Supplier shall indemnify, hold harmless and defend Distributor against any action brought against Distributor to the extent that such action is based on a claim that any unmodified Product, when used in accordance with this Agreement, infringes a United States copyright and Supplier shall pay all costs, settlements and damages finally awarded; provided, that Distributor promptly notifies Supplier in writing of any claim, gives Supplier sole control of the defense and  settlement thereof and provides all reasonable assistance in connection therewith. If any Product is finally adjudged to so infringe, or in Supplier’s opinion is likely to become the subject of such a claim, Supplier shall, at its option, either: (i) procure for Distributor the right to continue using and distributing the Product (ii) modify or replace the Product to make it non-infringing, or (iii) refund the price paid upon return of the Product. Supplier shall have no liability regarding any claim arising out of: (w) use of other than a current, unaltered release of the Product unless the infringing portion is also in the then current, unaltered release, (x) use of the Product in combination with non-Supplier Products, data or equipment if the infringement was caused by such use or combination, (y) any modification or derivation of the Products not specifically authorized in writing by Supplier or (z) use of third party Products.

THE FOREGOING STATES THE ENTIRE LIABILITY OF SUPPLIER AND THE EXCLUSIVE REMEDY FOR DISTRIBUTOR RELATING TO INFRINGEMENT OR CLAIMS OF INFRINGEMENT OF ANY COPYRIGHT OR OTHER PROPRIETARY RIGHT BY THE PRODUCTS.

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8.	PROPRIETARY INFORMATION.

8.1           Protection of Proprietary Information. Supplier and Distributor agree to keep in confidence and not disclose to others all knowledge, information and data furnished to either by the other party and claimed by the other party to be proprietary, provided such information is given in writing or, if oral, is reduced to writing within thirty (30) days and such writing is marked to indicate the claims of ownership and/or secrecy. Supplier and Distributor agree that neither shall use, nor reproduce for use in any way, any proprietary information of the other except in furtherance of the relationship set forth herein. Supplier and Distributor agree to protect the proprietary information of the other with the same standard of care and procedures used by each to protect its own proprietary information of similar importance but at all times using at least a reasonable degree of care.

8.2           Limitations. Section 8.1 shall not be applicable and shall impose no obligation on a party with respect to any portion of proprietary information which:

a.     Was at the time received or which thereafter becomes, through no act or failure on the part of such party, generally known or available to the public;

b.     Is known to such party at the time of receiving such information as evidenced by documentation then rightfully in the possession of either party;

c.     Is furnished to others by the other party without restriction of disclosure;

         d.     Is thereafter rightfully furnished to such party by a third party without restriction by that third party on disclosure; or

e.     Has been disclosed pursuant to the requirements of law or court order without restrictions or other protection against public disclosure; provided, however, that the other party shall have been given a reasonable opportunity to resist disclosure and/or to obtain a suitable protective order.

8.3           Survival. The covenants of confidentiality set forth herein shall survive and continue and be maintained from the Effective Date hereof until FIVE years after termination of this Agreement.

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9.	TERM AND TERMINATION.

9.1           Term. The initial term of this Agreement shall commence upon the Effective Date and shall continue for a period of FIVE Contract Years (the “Initial Term”). Thereafter, this Agreement shall be renewed for successive one (1) year terms unless terminated by either party by ninety (90) days written notice given on or before the commencement of any renewal term.

9.2           Termination. This Agreement may be terminated as follows:

a.	At any time upon mutual written agreement of the parties;

b.	By Supplier upon fifteen (15) days written notice to Distributor for failure by Distributor to make payment for Products when due, unless such failure is cured within the fifteen (15) day period; or

c.
By either party if (i) the other party is in material breach of its obligations hereunder and such breach continues uncured for a period of thirty (30) days after written notice to the defaulting party, or (ii) the other party makes a general assignment for the benefit of its creditors, appoints or has appointed a receiver, trustee in bankruptcy or similar officer to take charge of all or part of its property, files or has a petition filed against it in any bankruptcy (unless such petition is dismissed within sixty (60) days of its filing), and/or is adjudged insolvent or bankrupt.

10.	EXPORT REQUIREMENTS.

In the event that any of the  Products and any documentation and all related technical information or materials become subject to export controls which are licensable under the U.S. Government export regulations, Distributor will comply strictly with all legal requirements established under such controls and will not export, re-export, divert, transfer or disclose, directly or indirectly, the Products, documentation and any related technical information or materials without the prior approval of the U.S. Department of Commerce.

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11.	MISCELLANEOUS.

11.1           Successors and Assigns. The rights and obligations of either party shall not be transferable without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. All obligations of the parties herein shall be binding upon their respective successors or assigns.

11.2           Choice of Laws. This Agreement shall be governed by, and its terms shall be construed in accordance with, the laws of the State of  Florida.

11.3           Waiver. No waiver or breach of any term or condition of this Agreement shall operate as a waiver of any other breach of such term or condition, or of any other term or condition, nor shall any failure to enforce any provisions hereunder operate as a waiver of such provision or any other provision hereunder.

11.4           Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, except in those instances where removal or elimination of such invalid, illegal, or unenforceable provision or provisions would result in a failure of consideration under this Agreement, such invalidity, illegality or unenforceability shall not effect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

11.5           Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one day after delivery to a nationally recognized overnight delivery service, charges prepaid, three days after being sent by registered or certified mail, postage prepaid, to the parties at their respective addresses set forth above and:

If to Distributor, with a copy as follows:
Attn:                      Nat Manzella

If to Supplier, with a copy to:
Attn:  Kevin McDonnell

or to such other address as any party shall have specified by notice to the other in accordance with this Section. Purchase orders, forecasts and other routine business forms (and any notices not sent in accordance with the foregoing) shall be effective only upon receipt.

11.6           Headings. Headings used in this Agreement are for the purpose of reference only and are not to be considered in construction or interpretation of this Agreement.

11.7           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

11.8           Entire Agreement; Amendment. This Agreement, including the Exhibits, contains the entire Agreement between the parties relating to the subject matter hereof. All prior agreements and all prior negotiations, representations and communications relating to the same subject are superseded by this Agreement. This Agreement may not be modified other than by a written document signed by an authorized representative of each party.

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SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives the day and year first set forth above:

Signature of Supplier:

SUNCOAST NUTRICEUTICALS,  INC.

_____________________________

By: Kevin McDonnell

Title:  President

Signature of Distributor:

BETWEEN THE LINES, INC.

_____________________________

By:   Natale Manzella

Title:  Secretary

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SCHEDULE “A”
LIST OF SUPPLIER’S PRODUCTS

[Information Deleted]

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SCHEDULE “B”
CURRENT PRODUCT WHOLESALE PRICE LIST

[Information Deleted]

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